EXHIBIT 99.1

FOR RELEASE: Thursday, October 23, 2014 at 4:45 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQX: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2014 was $356,000, or $0.42 per basic and $0.40 per diluted share, compared to $131,000, or $0.15 per basic and $0.14 per diluted share for the same period in 2013. Net income for the nine months ended September 30, 2014 was $881,000, or $1.03 per basic and $0.98 per diluted share, compared to $444,000, or $0.50 per basic and $0.48 per diluted share for the same period in 2013.

Robert T. Strong, President and Chief Executive Officer stated, “Once again I am pleased to announce increased earnings for both the September 30, 2014 quarterly and year to date periods when compared to the same periods of 2013.  Basic earnings per share for the first nine months of 2014 was $1.03 per share compared to $0.79 per share for the full twelve months ended December 31, 2013.  I am also pleased that many of our operating and asset quality ratios continued to improve.”

Mr. Strong continued, “With an eye toward the future, we have continued to invest in our operations including both our deposit programs and lending capacity.  Our expanded deposit products are on target to launch in January 2015.  These products consist of both business and consumer checking accounts, bill-pay, signature debit card, remote deposit capture and mobile banking.  Our new products will be accompanied by an improved merchant Visa program, a redesigned website, and updated Internet Banking.  We continue to expand the lending team with additional experienced commercial lenders.  Therefore, as conditions in our market area continue to improve, we anticipate that we will be well positioned to benefit from these investments.”

Mr. Strong added, “As a complement to the expansion of our products and services we continue to evaluate opportunities to expand our physical presence.  Our strategy includes seeking a potential additional branch office which will also further diversify the location of our expanded lending team.”

In closing, Mr. Strong commented, “Although we have authorization to repurchase additional shares under our fourth stock repurchase program, we have recently begun to taper our aggressiveness in repurchases in order to maintain capital to support our business strategies.  To date, we have repurchased approximately 35% of our shares issued in our initial public offering completed in July 2007.  As always, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $356,000 for the three months ended September 30, 2014, an increase of $225,000, or 171.8%, compared to net income of $131,000 for three months ended September 30, 2013.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $293,000 and an increase in non-interest income of $296,000, offset by increases in non-interest expense of $196,000, the provision for income taxes of $112,000, and the provision for loan losses of $56,000.

The $293,000, or 25.6% increase in net interest income for the three months ended September 30, 2014 over the comparable period in 2013 was driven by a $318,000, or 20.3% increase in interest income, offset by a $25,000, or 6.0% increase in interest expense. The increase in interest income was primarily due to a $26.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $96.4 million for the three months ended September 30, 2013 to an average balance of $123.3 million for the three months ended September 30, 2014.  The increase in interest expense was primarily attributable to an $11.9 million increase in average interest-bearing deposits, which increased from an average balance of $103.9 million for the three months ended September 30, 2013 to an average balance of $115.8 million for the three months ended September 30, 2014.  The average interest rate spread increased from 3.72% for the three months ended September 30, 2013, to 4.14% for the same period in 2014 while the net interest margin increased from 3.90% for the three months ended September 30, 2013 to 4.24% for the three months ended September 30, 2014.

The $56,000, or 101.8% increase in the provision for loan losses for the three months ended September 30, 2014 over the three months ended September 30, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $296,000, or 106.9% increase in non-interest income for the three months ended September 30, 2014 over the comparable period in 2013 was primarily attributable to a $272,000 increase in net gains on the sales of residential mortgage loans, a $48,000 increase in the gain on the sale of SBA loans, a $23,000 increase in income from bank-owned life insurance, a $10,000 decrease in loss on sale of other real estate owned, and a $3,000 increase in other income.  These increases were partially offset by a $51,000 decrease in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, and a $9,000 decrease in other banking and fee service charges.

The $196,000, or 17.1% increase in non-interest expense for the three months ended September 30, 2014 compared to the same period in 2013 was primarily attributable to a $136,000 increase in salaries and employee benefits expense, a $61,000 increase in other expense, a $12,000 increase in professional fees, a $6,000 increase in occupancy and equipment expense, a $3,000 increase in FDIC deposit insurance assessment, and a $3,000 increase in advertising expense.  These increases were partially offset by a $13,000 decrease in other real estate owned expense and a $12,000 decrease in directors’ fees and expenses.  The increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.

The $112,000, or 125.8% increase in the provision for income taxes for the three months ended September 30, 2014 over the three month period ended September 30, 2013 was due primarily to the increase in pre-tax income.  Our effective tax rate decreased to 36.1% during the three months ended September 30, 2014 from 40.5% for the comparable period in 2013 primarily due to the utilization of a state tax credit during the 2014 period.

For the nine months ended September 30, 2014, net income increased $437,000, or 98.4% from $444,000 for the nine months ended September 30, 2013 to $881,000 for the nine months ended September 30, 2014.  This increase in net income was primarily the result of an increase in net interest income of $855,000 and an increase in non-interest income of $418,000, offset by increases in non-interest expense of $401,000, the provision for income taxes of $260,000, and the provision for loan losses of $175,000.

The $855,000, or 25.8% increase in net interest income for the nine months ended September 30, 2014 over the comparable period in 2013 was driven by an $809,000, or 17.6% increase in interest income and a $46,000, or 3.6% decrease in interest expense. The increase in interest income was primarily due to a $23.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $94.1 million for the nine months ended September 30, 2013 to an average balance of $117.0 million for the nine months ended September 30, 2014.  The decrease in interest expense was primarily attributable to a 25 basis point decrease in the overall cost of interest-bearing liabilities from 1.65% for the nine months ended September 30, 2013 to 1.40% for the same period in 2014.  The average interest rate spread increased from 3.61% for the nine months ended September 30, 2013, to 4.19% for the same period in 2014 while the net interest margin increased from 3.79% for the nine months ended September 30, 2013 to 4.30% for the nine months ended September 30, 2014.

As was the case for the quarter, the $175,000, or 108.0% increase in the provision for loan losses for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $418,000, or 40.9% increase in non-interest income for the nine months ended September 30, 2014 over the comparable period in 2013 was primarily attributable to a $481,000 increase in net gains on the sales of loans, a $64,000 increase in the gain on the sale of SBA loans, a $27,000 increase in income from bank-owned life insurance, a $3,000 increase in other income, and a $1,000 increase in other banking and fee service charges.  These increases were partially offset by a $140,000 decrease in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries and an $18,000 increase in the loss on the sales of other real estate owned.

The $401,000, or 11.6% increase in non-interest expense for the nine months ended September 30, 2014 compared to the same period in 2013 was primarily attributable to a $323,000 increase in salaries and employee benefits expense, a $52,000 increase in other expense, a $41,000 increase in occupancy and equipment expense, a $24,000 increase in FDIC deposit insurance assessment, and a $17,000 increase in advertising expense. Offsetting these increases was a $25,000 decrease in other real estate owned expense, a $21,000 decrease in directors’ fees and expenses, and a $10,000 decrease in professional fees.   As was the case with the quarter, the increase in salaries and employee benefits expense for the 2014 period compared to 2013 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The increase in occupancy and equipment expense was primarily attributable to computer system upgrades.

The $260,000, or 94.5% increase in the provision for income taxes for the nine months ended September 30, 2014 over the nine month period ended September 30, 2013 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 37.8% for the 2014 period compared to 38.2% for the comparable period in 2013.

The Company’s total assets at September 30, 2014 were $148.4 million, an increase of $20.9 million, or 16.4%, from $127.4 million at December 31, 2013.  This growth in total assets was primarily due to increases in loans receivable, net of $13.6 million, loans held for sale of $2.5 million, investment in bank-owned life insurance of $3.5 million, and cash and cash equivalents of $2.0 million, partially offset by a decrease in investment in interest-earning time deposits of $973,000 and a decrease in other real estate owned, net of $365,000.

Total interest-bearing deposits increased $14.8 million, or 14.3%, to $118.1 million at September 30, 2014 from $103.3 million at December 31, 2013. This increase in deposits was primarily attributable to increases of $13.0 million in certificates of deposit, $1.6 million in eSavings accounts, and $163,000 in statement savings accounts.

Total Federal Home Loan Bank advances increased $6.0 million, or 109.1%, to $11.5 million at September 30, 2014 from $5.5 million at December 31, 2013.  During the nine months ended September 30, 2014, the Company made no repayments and borrowed $6.0 million to fund loan demand.

Total stockholders’ equity increased $268,000 to $17.3 million at September 30, 2014 from $17.0 million at December 31, 2013.  Contributing to the increase was net income for the nine months ended September 30, 2014 of $881,000, common stock earned by participants in the employee stock ownership plan of $107,000, amortization of stock awards and options under our stock compensation plans of $99,000, and the issuance of stock under the Bank’s 401(k) Plan of $53,000.  These increases were partially offset by the purchase of 42,225 shares of the Company’s stock as part of the Company’s stock repurchase program for an aggregate purchase price of $708,000, dividends paid of $156,000, and an increase in other comprehensive loss of $8,000.

Non-performing loans amounted to $2.2 million, or 1.81% of net loans receivable at September 30, 2014, consisting of seventeen loans, fourteen of which are on non-accrual status and three of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.79% of net loans receivable at December 31, 2013, consisting of seventeen loans, ten of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at September 30, 2014 include twelve one-to-four family non-owner occupied residential loans, two commercial real estate loans, two one-to-four family owner-occupied residential loans, and one multi-family residential loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended September 30, 2014, ten loans were placed on non-accrual status resulting in the reversal of approximately $51,000 of previously accrued interest income, two loans that were on non-accrual were returned to accrual status, and one loan that was on non-accrual in the amount of $131,000 was written-off.  At September 30, 2014, the Company had eleven loans totaling $956,000 that were identified as troubled debt restructurings. Two of these loans totaling $157,000 were on non-accrual, five loans totaling $274,000 were 30 days delinquent, and four loans totaling $525,000 were performing in accordance with their modified terms.  The allowance for loan losses as a percent of total loans receivable was 0.94% at September 30, 2014 and 0.87% at December 31, 2013.

Other real estate owned (OREO) amounted to $209,000 at September 30, 2014, consisting of two properties.  This compares to nine properties that totaled $574,000 at December 31, 2013.  During the quarter-ended on September 30, 2014, the Company made $8,000 of capital improvements to the properties, sold one property totaling $39,000, and realized a loss of $3,000 on the sale.  Subsequent to September 30, 2014, the Company sold one property totaling $98,000 and realized a loss of $21,000 on the sale.  Non-performing assets amounted to $2.4 million, or 1.61% of total assets at September 30, 2014 compared to $2.5 million, or 1.95% of total assets at December 31, 2013.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At September 30, 2014	At December 31, 2013
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$8,230	$6,184
Investment in interest-earning time deposits	6,660	7,633
Investment securities available for sale at fair value	1,707	1,680
Loans held for sale	3,642	1,098
Loans receivable, net of allowance for loan losses (2014: $1,148; 2013: $941)	120,465	106,887
Accrued interest receivable	775	735
Investment in Federal Home Loan Bank stock, at cost	694	421
Bank-owned life insurance	3,527	-
Premises and equipment, net	1,576	1,637
Other real estate owned, net	209	574
Prepaid expenses and other assets	886	578
Total Assets	$148,371	$127,427

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$118,127	$103,324
Federal Home Loan Bank advances	11,500	5,500
Accrued interest payable	101	77
Advances from borrowers for taxes and insurance	982	1,224
Accrued expenses and other liabilities	407	316
Total Liabilities	131,117	110,441

Stockholders’ Equity	17,254	16,986
Total Liabilities and Stockholders’ Equity	$148,371	$127,427

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months		For the Nnie Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest Income	$1,881	$1,563	$5,418	$4,609
Interest Expense	445	420	1,244	1,290
Net Interest Income	1,436	1,143	4,174	3,319
Provision for Loan Losses	111	55	337	162
Net Interest Income after Provision for Loan Losses	1,325	1,088	3,837	3,157
Non-Interest Income	573	277	1,441	1,023
Non-Interest Expense	1,341	1,145	3,862	3,461
Income before Income Taxes	557	220	1,416	719
Income Taxes	201	89	535	275
Net Income	$356	$131	$881	$444

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.42	$0.15	$1.03	$0.50
Average shares outstanding – basic	841,858	892,266	852,025	890,495
Earnings per share – diluted	$0.40	$0.14	$0.98	$0.48
Average shares outstanding - diluted	894,209	933,809	902,593	927,987

Tangible book value per share, end of period	$18.93	$17.66	$18.93	$17.66
Shares outstanding, end of period	911,471	964,449	911,471	964,449

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Selected Operating Ratios:
Average yield on interest-earning assets	5.55%	5.33%	5.59%	5.26%
Average rate on interest-bearing liabilities	1.41%	1.61%	1.40%	1.65%
Average interest rate spread	4.14%	3.72%	4.19%	3.61%
Net interest margin	4.24%	3.90%	4.30%	3.79%
Average interest-earning assets to average interest-bearing liabilities	107.45%	112.31%	109.08%	112.19%
Efficiency ratio	66.76%	80.65%	68.79%	79.72%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	1.81%	2.11%	1.81%	2.11%
Non-performing assets as a percent of total assets	1.61%	1.86%	1.61%	1.86%
Allowance for loan losses as a percent of non-performing loans	52.79%	42.17%	52.79%	42.17%
Allowance for loan losses as a percent of total loans receivable	0.94%	0.88%	0.94%	0.88%
Texas Ratio (2)	14.80%	13.94%	14.80%	13.94%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059